UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 3, 2005

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-33045	33-0056054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1935 Avenida del Oro, Suite F Oceanside, CA	92056
(Address of principal executive offices)	(Zip Code)

(760) 806-8922

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 3, 2005, SeraCare Life Sciences, Inc. (the “Company”) entered into a consulting agreement with Barry Plost, the Chairman of the Board of Directors of the Company. The consulting agreement has an effective date of October 1, 2004 and is in lieu of the $200,000 annual cash compensation previously approved by the Company’s Board of Directors for Mr. Plost’s services as Chairman of the Board.

The following summary of Mr. Plost’s consulting agreement is qualified in its entirety by reference to the text of the consulting agreement, a copy of which is filed as Exhibit 10.1 to this report and is hereby incorporated by this reference.

Under the terms of the consulting agreement, Mr. Plost has agreed to provide acquisition advisory services to the Company’s Chief Executive Officer. The consulting agreement has a two-year term and provides for a monthly retainer fee of $16,666.67 ($200,000 per year) plus reimbursement of all authorized expenses. The consulting agreement may be terminated by the Company or Mr. Plost at any time with or without cause, provided that if the consulting agreement is terminated by the Company other than for the death or disability of Mr. Plost, Mr. Plost is entitled to continue to receive the monthly retainer payments through the end of the two-year term of the consulting agreement.

In the event of a change-in-control of the Company (as described in the consulting agreement) in which the consulting agreement is not assumed by the acquiror, the monthly retainer payments due through the remainder of the term of the consulting agreement will become due and payable to Mr. Plost at the closing of the change-in-control transaction.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

The exhibit to this Current Report is listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2005	SERACARE LIFE SCIENCES, INC.

/s/ Michael Crowley, Jr.
Michael Crowley, Jr., Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement, dated January 3, 2005, between SeraCare Life Sciences, Inc. and Barry D. Plost.